UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2012

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2012, Empire Resorts, Inc. (the “Company”) entered into an employment agreement with Joseph A. D’Amato (the “D’Amato Employment Agreement”), pursuant to which Mr. D’Amato will continue to serve as the Company’s Chief Executive Officer. Mr. D’Amato’s employment agreement provides for a term ending on December 31, 2015 unless Mr. D’Amato’s employment is earlier terminated by either party in accordance with the provisions thereof. The D’Amato Employment Agreement supersedes Mr. D’Amato’s existing employment agreement with the Company. Mr. D’Amato will receive a base salary of $375,000 and such incentive compensation and bonuses, if any, (i) as the Compensation Committee in its discretion may determine, and (ii) to which Mr. D’Amato may become entitled pursuant to the terms of any incentive compensation or bonus program, plan or agreement from time to time in effect in which he is a participant. Mr. D’Amato will receive a monthly housing allowance in the amount of $1,500. In addition, the Company will lease or purchase an automobile for Mr. D’Amato’s sole and exclusive use, and be responsible for the payment of certain expenses related to that vehicle, with an approximate monthly value of $1,500. The Company shall also obtain and maintain a key man life insurance policy for Mr. D’Amato providing death benefits in the amount of $1 million to Mr. D’Amato’s estate and which policy may, at the option of the Company’s Compensation Committee, provide death benefits of $3 million to the Company.

In the event that the Company terminates Mr. D’Amato’s employment with Cause (as defined in the D’Amato Employment Agreement) or Mr. D’Amato resigns without Good Reason (as defined in the D’Amato Employment Agreement), the Company’s obligations are limited generally to paying Mr. D’Amato his base salary, unpaid expenses and any benefits to which Mr. D’Amato is entitled through the termination date (collectively “Accrued Obligations”). In the event Mr. D’Amato’s employment is terminated as a result of death or disability, Mr. D’Amato or his estate, as the case may be, is entitled to receive the Accrued Obligations and any unvested options held by Mr. D’Amato shall become vested immediately and remain exercisable through the remainder of its original five year term. In the event that the Company terminates Mr. D’Amato’s employment without Cause or Mr. D’Amato resigns with Good Reason, the Company is obligated to pay (i) the Accrued Obligation, (ii) a pro rata portion of any bonus awarded pursuant to a bonus plan in which he is a participant (based on the days worked during the applicable year) and (iii) Mr. D’Amato’s compensation for the lesser of (A) 18 months or (B) the remainder of the term of the agreement and accelerate the vesting of the options granted in contemplation of the agreement, which options shall remain exercisable through the remainder of its original five year term. In the event that the Company terminates Mr. D’Amato’s employment without Cause or Mr. D’Amato resigns with Good Reason on or following a Change of Control (as defined in the D’Amato Employment Agreement), the Company is generally obligated to continue to pay Mr. D’Amato’s compensation for the greater of (A) 24 months or (B) the remainder of the term of the agreement and accelerate the vesting of the options held by Mr. D’Amato, which options shall remain exercisable through the remainder of their original five year term.

The Company has agreed to customary indemnification for Mr. D’Amato for any claims arising out of his service to the Company. In addition, Mr. D’Amato agreed to customary non-competition and non-solicitation provisions that extend for a post-termination period ranging from three months to one year following the date of termination depending on the reason for termination. Mr. D’Amato has also agreed to customary terms concerning the protection and confidentiality of company information.

This summary description is qualified in its entirety by reference to the actual D’Amato Employment Agreement, which is filed as 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated as of November 26, 2012, by and between Empire Resorts, Inc. and Joseph A. D’Amato.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 28, 2012

EMPIRE RESORTS, INC.

By:	/s/ Laurette J. Pitts
	Name:	Laurette J. Pitts
	Title:	Senior Vice President,
Chief Operating Officer and
Chief Financial Officer

Exhibit Index

10.1	Employment Agreement, dated as of November 26, 2012, by and between Empire Resorts, Inc. and Joseph A. D’Amato.